EXHIBIT 99(a)

                            DUKE ENERGY CORPORATION
           CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

                             Years Ended December 31,
                            ----------------------------
                              1999      1998      1997
                            --------  --------  --------
                               In millions, except
                                per share amounts
Operating Revenues
Sales, trading and
 marketing of natural gas
 and petroleum products
 (Notes 1 and 7)..........  $ 10,922  $  7,854  $  8,151
Generation, transmission
 and distribution of
 electricity (Notes 1 and
 4).......................     4,934     4,586     4,334
Trading and marketing of
 electricity (Notes 1 and
 7).......................     3,610     2,788     1,665
Transportation and storage
 of natural gas (Notes 1
 and 4)...................     1,139     1,450     1,504
Other (Note 8)..............   1,137       932       655
                            --------  --------  --------
 Total operating
  revenues................    21,742    17,610    16,309
                            --------  --------  --------
Operating Expenses
Natural gas and petroleum
 products purchased (Note
 1).......................    10,636     7,497     7,705
Net interchange and
 purchased power (Notes 1,
 4 and 5).................     3,507     2,916     1,960
Fuel used in electric
 generation (Notes 1 and
 11)......................       764       767       743
Other operation and
 maintenance (Notes 4, 11
 and 14)..................     3,701     2,738     2,721
Depreciation and
 amortization (Notes 1 and
 5).......................       968       909       841
Property and other taxes..       371       350       369
                            --------  --------  --------
 Total operating
  expenses................    19,947    15,177    14,339
                            --------  --------  --------
Operating Income..........     1,795     2,433     1,970
                            --------  --------  --------
Other Income and Expenses
Deferred returns and
 allowance for funds used
 during construction (Note
 1).......................        82        88       109
Other, net................       166       126        29
                            --------  --------  --------
 Total other income and
  expenses................       248       214       138
                            --------  --------  --------
Earnings Before Interest
 and Taxes................     2,043     2,647     2,108
Interest Expense (Notes 7
 and 10)..................       601       514       472
Minority Interests (Note
 12)......................       142        96        23
                            --------  --------  --------
Earnings Before Income
 Taxes....................     1,300     2,037     1,613
Income Taxes (Notes 1 and
 6).......................       453       777       639
                            --------  --------  --------
Income Before
 Extraordinary Item.......       847     1,260       974
Extraordinary Gain (Loss),
 net of tax...............       660        (8)       --
                            --------  --------  --------
Net Income................     1,507     1,252       974
                            --------  --------  --------
Dividends and Premiums on
 Redemptions of Preferred
 and Preference Stock
 (Note 13)................        20        21        72
                            --------  --------  --------
Earnings Available For
 Common Stockholders......     1,487     1,231       902
                            --------  --------  --------
Other Comprehensive
 Income, net of tax
Foreign currency
 translation adjustments
 (Note 1).................        (2)       --        --
                            --------  --------  --------
 Total Comprehensive
  Income..................  $  1,485  $  1,231  $    902
                            ========  ========  ========
Common Stock Data (Note 1)
Weighted average shares
 outstanding..............       365       361       360
Earnings per share (before
 extraordinary item)
 Basic....................  $   2.26  $   3.43  $   2.51
 Dilutive.................  $   2.25  $   3.42  $   2.50
Earnings per share
 Basic....................  $   4.08  $   3.41  $   2.51
 Dilutive.................  $   4.07  $   3.40  $   2.50
Dividends per share.......  $   2.20  $   2.20  $   1.90

                See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    Years Ended December 31,
                                                   ----------------------------
                                                     1999      1998      1997
                                                   --------  --------  --------
                                                          In millions
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................  $  1,507  $  1,252  $    974
Adjustments to reconcile net income to net cash
 provided by operating activities:
 Depreciation and amortization...................     1,151     1,055       983
 Extraordinary (gain) loss, net of tax...........      (660)        8        --
 Injuries and damages accrual....................       800        --        --
 Deferred income taxes...........................      (210)      (35)       99
 Purchased capacity levelization.................       104        88        56
 Transition cost recoveries (payments), net......        95       (28)      (36)
 (Increase) decrease in
  Receivables....................................      (659)      (18)     (266)
  Inventory......................................       (89)     (104)       (7)
  Other current assets...........................      (138)      (39)      (18)
 Increase (decrease) in
  Accounts payable...............................       477        72       239
  Taxes accrued..................................       (57)       (6)       50
  Interest accrued...............................        32        (2)      (13)
  Other current liabilities......................        73        84        15
 Other, net......................................       258         4        64
                                                   --------  --------  --------
   Net cash provided by operating activities.....     2,684     2,331     2,140
                                                   --------  --------  --------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital and investment expenditures..............    (5,936)   (2,500)   (2,028)
Proceeds from sale of subsidiaries...............     1,900        --        --
Decommissioning, retirements and other...........       236        24        34
                                                   --------  --------  --------
   Net cash used in investing activities.........    (3,800)   (2,476)   (1,994)
                                                   --------  --------  --------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from the issuance of
 Long-term debt..................................     3,221     1,357     1,618
 Guaranteed preferred beneficial interests in
  subordinated notes of Duke Energy Corporation
  or Subsidiaries................................       484       581       339
 Common stock and stock options..................       162       176        15
Payments for the redemption of
 Long-term debt..................................    (1,505)     (698)     (869)
 Common stock....................................        --        --       (25)
 Preferred and preference stock..................       (20)     (180)     (224)
Net change in notes payable and commercial paper.        58      (350)     (290)
Dividends paid...................................      (822)     (814)     (726)
Other............................................        22         6       (41)
                                                   --------  --------  --------
   Net cash provided by (used in) financing
    activities...................................     1,600        78      (203)
                                                   --------  --------  --------
Net increase (decrease) in cash and cash
 equivalents.....................................       484       (67)      (57)
Cash received from business acquisitions.........        49        38        --
Cash and cash equivalents at beginning of year...        80       109       166
                                                   --------  --------  --------
Cash and cash equivalents at end of year.........  $    613  $     80  $    109
                                                   ========  ========  ========
Supplemental Disclosures
 Cash paid for interest, net of amount
  capitalized....................................  $    541  $    490  $    476
 Cash paid for income taxes......................  $    732  $    733  $    470

                See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
                           CONSOLIDATED BALANCE SHEETS

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                  In millions
                            ASSETS
Current Assets (Note 1)
  Cash and cash equivalents (Note 7)........................... $   613 $    80
  Receivables (Note 7).........................................   3,248   2,318
  Inventory....................................................     599     543
  Current portion of natural gas transition costs (Note 4).....      81     100
  Current portion of purchased capacity costs (Note 5).........     146      99
  Unrealized gains on mark-to-market transactions (Note 7).....   1,131   1,457
  Other (Note 7)...............................................     353     246
                                                                ------- -------
    Total current assets.......................................   6,171   4,843
                                                                ------- -------
Investments and Other Assets
  Investments in affiliates (Notes 8 and 14)...................   1,299     902
  Nuclear decommissioning trust funds (Note 11)................     703     580
  Pre-funded pension costs (Note 17)...........................     315     332
  Goodwill, net (Notes 1 and 2)................................     844     495
  Notes receivable.............................................     154     244
  Unrealized gains on mark-to-market transactions (Notes 1 and
   7)..........................................................     690     396
  Other........................................................     705     283
                                                                ------- -------
    Total investments and other assets.........................   4,710   3,232
                                                                ------- -------
Property, Plant and Equipment (Notes 1, 5, 9, 10 and 11)
  Cost.........................................................  30,436  27,128
  Less accumulated depreciation and amortization...............   9,441  10,253
                                                                ------- -------
    Net property, plant and equipment..........................  20,995  16,875
                                                                ------- -------
Regulatory Assets and Deferred Debits (Note 1)
  Purchased capacity costs (Note 5)............................     497     648
  Debt expense.................................................     223     253
  Regulatory asset related to income taxes.....................     500     506
  Natural gas transition costs (Note 4)........................       4      80
  Environmental clean-up costs (Note 14).......................      27      69
  Other........................................................     282     300
                                                                ------- -------
    Total regulatory assets and deferred debits................   1,533   1,856
                                                                ------- -------
      Total Assets............................................. $33,409 $26,806
                                                                ======= =======


                See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
                     CONSOLIDATED BALANCE SHEETS, continued

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                                 In millions
             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
 Accounts payable............................................. $ 2,312  $ 1,754
 Notes payable and commercial paper (Notes 7 and 10)..........     267      209
 Taxes accrued (Note 1).......................................     685      119
 Interest accrued.............................................     139      109
 Current maturities of long-term debt and preferred stock
  (Notes 10 and 13)...........................................     515      707
 Unrealized losses on mark-to-market transactions (Notes 1 and
  7)..........................................................   1,241    1,387
 Other (Notes 1 and 14).......................................     717      670
                                                               -------  -------
    Total current liabilities.................................   5,876    4,955
                                                               -------  -------
Long-term Debt (Notes 7 and 10)...............................   8,683    6,272
                                                               -------  -------
Deferred Credits and Other Liabilities (Note 1)
 Deferred income taxes (Note 6)...............................   3,402    3,705
 Investment tax credit (Note 6)...............................     225      242
 Nuclear decommissioning costs externally funded (Note 11)....     703      580
 Environmental clean-up liabilities (Note 14).................     101      148
 Unrealized losses on mark-to-market transactions (Note 7)....     438      362
 Other (Note 14)..............................................   2,099      907
                                                               -------  -------
   Total deferred credits and other liabilities...............   6,968    5,944
                                                               -------  -------
Minority Interests (Note 2)...................................   1,200      253
                                                               -------  -------
Guaranteed Preferred Beneficial Interests in Subordinated
 Notes of Duke Energy Corporation or Subsidiaries (Notes 7 and
  12).........................................................   1,404      919
                                                               -------  -------
Preferred and Preference Stock (Notes 7 and 13)
 Preferred and preference stock with sinking fund
  requirements................................................      71      104
 Preferred and preference stock without sinking fund
  requirements................................................     209      209
                                                               -------  -------
   Total preferred and preference stock.......................     280      313
                                                               -------  -------
Commitments and Contingencies (Notes 5, 11 and 14)
Common Stockholders' Equity (Notes 15 and 16)
 Common stock, no par, 1 billion shares authorized; 366
  million and 363 million shares outstanding at December 31,
  1999 and 1998, respectively.................................   4,603    4,449
 Retained earnings............................................   4,397    3,701
 Accumulated other comprehensive income.......................      (2)      --
                                                               -------  -------
   Total common stockholders' equity..........................   8,998    8,150
                                                               -------  -------
    Total Liabilities and Stockholders' Equity................ $33,409  $26,806
                                                               =======  =======

                See Notes to Consolidated Financial Statements.

                             DUKE ENERGY CORPORATION
             CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDERS' EQUITY

                                                   Years Ended December 31,
                                                  ----------------------------
                                                    1999      1998      1997
                                                  --------  --------  --------
                                                         In millions
Common Stock
  Balance at beginning of year................... $  4,449  $  4,284  $  4,289
  Dividend reinvestment and employee benefits....      154       165        (9)
  Other capital stock transactions, net..........       --        --         4
                                                  --------  --------  --------
    Balance at end of year.......................    4,603     4,449     4,284
                                                  --------  --------  --------
Retained Earnings
  Balance at beginning of year...................    3,701     3,256     3,052
  Net income.....................................    1,507     1,252       974
  Common stock dividends.........................     (802)     (794)     (682)
  Preferred and preference stock dividends and
   premiums on redemptions (Note 13).............      (20)      (21)      (72)
  Other capital stock transactions, net..........       11         8       (16)
                                                  --------  --------  --------
    Balance at end of year.......................    4,397     3,701     3,256
                                                  --------  --------  --------
Accumulated Other Comprehensive Income
  Balance at beginning of year...................       --        --        --
  Foreign currency translation adjustments (Note
   1)............................................       (2)       --        --
                                                  --------  --------  --------
    Balance at end of year.......................       (2)       --        --
                                                  --------  --------  --------
Total Common Stockholders' Equity................ $  8,998  $  8,150  $  7,540
                                                  ========  ========  ========


                 See Notes to Consolidated Financial Statements

                            DUKE ENERGY CORPORATION

                  Notes to Consolidated Financial Statements
             For the Years Ended December 31, 1999, 1998 and 1997

1. Summary of Significant Accounting Policies

  Consolidation. The consolidated financial statements include the accounts of all of Duke Energy Corporation's majority-owned subsidiaries after the elimi-nation of significant intercompany transactions and balances. Investments in other entities that are not controlled by Duke Energy Corporation, but where it has significant influence over operations, are accounted for using the eq-uity method.

  The preparation of financial statements in conformity with generally ac-cepted accounting principles requires management to make estimates and assump-tions that affect the amounts reported in the financial statements and accom-panying notes. Although these estimates are based on management's knowledge of current and expected future events, actual results could differ from those es-timates.

  "Duke Energy" is used in these Notes as a collective reference to Duke En-ergy Corporation and its subsidiaries.

  Cash and Cash Equivalents. All liquid investments with maturities at date of purchase of three months or less are considered cash equivalents.

  Inventory. Inventory consists primarily of materials and supplies, gas held for transmission, processing and sales commitments, and coal held for electric generation. Inventory is recorded at the lower of cost or market, primarily using the average cost method.

  Accounting for Risk Management and Commodity Trading Activities. Duke Ener-gy, primarily through its subsidiaries, manages its exposure to risk from ex-isting contractual commitments and provides risk management services to its customers and suppliers through commodity derivatives, including forward con-tracts, futures, over-the-counter swap agreements and options.

  Commodity derivatives utilized for trading purposes are accounted for using the mark-to-market method. Under this methodology, these instruments are ad-justed to market value, and the unrealized gains and losses are recognized in current period income and are included in the Consolidated Statements of In-come and Comprehensive Income as Natural Gas and Petroleum Products Purchased or Net Interchange and Purchased Power, and in the Consolidated Balance Sheets as Unrealized Gains or Losses on Mark-to-Market Transactions.

  Commodity derivatives such as futures, forwards, over-the-counter swap agreements and options are also utilized for non-trading purposes to hedge the impact of market fluctuations in the price of natural gas, electricity and other energy-related products. To qualify as a hedge, the price movements in the commodity derivatives must be highly correlated with the underlying hedged commodity. Under the deferral method of accounting, gains and losses related to commodity derivatives which qualify as hedges are recognized in income when the underlying hedged physical transaction closes and are included in the Con-solidated Statements of Income and Comprehensive Income as Natural Gas and Pe-troleum Products Purchased, or Net Interchange and Purchased Power. If the commodity derivative is no longer sufficiently correlated to the underlying commodity, or if the underlying commodity transaction closes earlier than an-ticipated, the deferred gains or losses are recognized in income.

  Duke Energy periodically uses interest rate swaps, accounted for under the accrual method, to manage the interest rate characteristics associated with outstanding debt. Interest rate differentials to be paid or received as inter-est rates change are accrued and recognized as an adjustment to interest ex-pense. The amount accrued as either a payable to or receivable from counterparties is included in the Consolidated Balance Sheets as Regulatory Assets and Deferred Debits.

                            DUKE ENERGY CORPORATION

1. Summary of Significant Accounting Policies -- Continued

  Duke Energy also periodically utilizes interest rate lock agreements to hedge interest rate risk associated with new debt issuances. Under the defer-ral method of accounting, gains or losses on such agreements, when settled, are deferred in the Consolidated Balance Sheets as Long-term Debt and are am-ortized in the Consolidated Statements of Income and Comprehensive Income as an adjustment to interest expense.

  Duke Energy is exposed to foreign currency risk from investments in interna-tional affiliates and businesses owned and operated in foreign countries. To mitigate risks associated with foreign currency fluctuations, when possible, contracts are denominated in or indexed to the U.S. dollar or may be hedged through debt denominated in the foreign currency. Duke Energy also uses for-eign currency derivatives, where possible, to hedge its risk related to for-eign currency fluctuations. To qualify as a hedge, there must be a high degree of correlation between price movements in the derivative and the item desig-nated as being hedged. These derivatives are accounted for under the deferral method previously described under commodity derivatives used for non-trading purposes.

  Duke Energy also enters into foreign currency swap agreements to manage for-eign currency risks associated with energy contracts denominated in foreign currencies. These agreements are accounted for under the mark-to-market method previously described.

  Goodwill. Goodwill represents the excess of acquisition costs over the fair value of the net assets of an acquired business. The goodwill created by Duke Energy's acquisitions is amortized on a straight-line basis over the useful lives of the assets, ranging from 10 to 40 years. The amount of goodwill re-ported on the Consolidated Balance Sheets as of December 31, 1999 and 1998, respectively, was $844 million and $495 million, net of accumulated amortiza-tion of $218 million and $166 million. See Note 2 to the Consolidated Finan-cial Statements for information on significant goodwill additions.

  Property, Plant and Equipment. Property, plant and equipment are stated at original cost. Duke Energy capitalizes all construction-related direct labor and material costs, as well as indirect construction costs. Indirect costs in-clude general engineering, taxes and the cost of money. The cost of renewals and betterments that extend the useful life of property, plant and equipment is also capitalized. The cost of repairs and replacements is charged to ex-pense as incurred. Depreciation is generally computed using the straight-line method. The composite weighted-average depreciation rates, excluding nuclear fuel, were 3.73%, 3.82% and 3.67% for 1999, 1998 and 1997, respectively.

  When property, plant and equipment maintained by Duke Energy's regulated op-erations are retired, the original cost plus the cost of retirement, less sal-vage, is charged to accumulated depreciation and amortization. When entire regulated operating units are sold or non-regulated properties are retired or sold, the property and related accumulated depreciation and amortization ac-counts are reduced, and any gain or loss is recorded in income, unless other-wise required by the Federal Energy Regulatory Commission (FERC).

  Impairment of Long-Lived Assets. The recoverability of long-lived assets and intangible assets are reviewed whenever events or changes in circumstances in-dicate that the carrying amount of the asset may not be recoverable. Such evaluation is based on various analyses, including undiscounted cash flow pro-jections.

  Unamortized Debt Premium, Discount and Expense. Premiums, discounts and ex-penses incurred in connection with the issuance of presently outstanding long-term debt are amortized over the terms of the respective issues. Any call pre-miums or unamortized expenses associated with refinancing higher-cost debt ob-ligations used to finance regulated assets and operations are amortized con-sistent with regulatory treatment of those items.

  Environmental Expenditures. Environmental expenditures that relate to an ex-isting condition caused by past operations and do not contribute to current or future revenue generation are expensed. Environmental

                            DUKE ENERGY CORPORATION

1. Summary of Significant Accounting Policies -- Continued

expenditures relating to current or future revenues are expensed or capital-ized as appropriate. Liabilities are recorded when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated. Cer-tain of these environmental assessments and clean-up costs are expected to be recovered from Natural Gas Transmission customers and have, therefore, been deferred and are included in the Consolidated Balance Sheets as Environmental Clean-up Costs.

  Cost-Based Regulation. Duke Energy's regulated operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Ac-counting for the Effects of Certain Types of Regulation." Accordingly, certain assets and liabilities that result from the regulated ratemaking process are recorded that would not be recorded under generally accepted accounting prin-ciples for non-regulated entities. These regulatory assets and liabilities are classified in the Consolidated Balance Sheets as Regulatory Assets and De-ferred Debits, and Deferred Credits and Other Liabilities, respectively. The applicability of SFAS No. 71 is routinely evaluated, and factors such as regu-latory changes and the impact of competition are considered. Discontinuing cost-based regulation or increasing competition might require companies to re-duce their asset balances to reflect a market basis less than cost and to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of discontinuing cost-based regulation or increasing competition on future financial position or consolidated results of opera-tions. However, Duke Energy continues to position itself to effectively meet these challenges by maintaining competitive prices.

  Common Stock Options. Duke Energy accounts for stock-based compensation us-ing the intrinsic method of accounting. Under this method, compensation cost, if any, is measured as the excess of the quoted market price of Duke Energy's stock at the date of the grant over the amount an employee must pay to acquire the stock. Restricted stock is recorded as compensation cost over the requi-site vesting period based on the market value on the date of the grant. Pro forma disclosures utilizing the fair value accounting method are included in
Note 16 to the Consolidated Financial Statements.

  Revenues. Revenues on sales of electricity and transportation and storage of natural gas are recognized as service is provided. Revenues on sales of natu-ral gas and petroleum products, as well as electricity, gas and other energy products marketed, are recognized in the period of delivery. Receivables on the Consolidated Balance Sheets included $207 million and $193 million as of December 31, 1999 and 1998, respectively, for electric service that has been provided but not yet billed to customers. When rate cases are pending final approval, a portion of the revenues is subject to possible refund. Reserves are established where required for such cases.

  Nuclear Fuel. Amortization of nuclear fuel is included in the Consolidated Statements of Income and Comprehensive Income as Fuel Used in Electric Genera-tion. The amortization is recorded using the units-of-production method.

  Deferred Returns and Allowance for Funds Used During Construction (AFUDC). Deferred returns represent the estimated financing costs associated with fund-ing certain regulatory assets. These regulatory assets primarily arose from the funding of purchased capacity costs above levels collected in rates. De-ferred returns are non-cash items and are primarily recognized as an addition to Purchased Capacity Costs with an offsetting credit to Other Income and Ex-penses.

  AFUDC represents the estimated debt and equity costs of capital funds neces-sary to finance the construction of new regulated facilities. AFUDC is a non-cash item and is recognized as a cost of Property, Plant and Equipment, with offsetting credits to Other Income and Expenses and to Interest Expense. After construction is completed, Duke Energy is permitted to recover these costs, including a fair return, through their inclusion in rate base and in the pro-vision for depreciation.

                            DUKE ENERGY CORPORATION

1. Summary of Significant Accounting Policies -- Continued

  Rates used for capitalization of deferred returns and AFUDC by Duke Energy's regulated operations are calculated in compliance with FERC rules.

  Foreign Currency Translation. Assets and liabilities of Duke Energy's inter-national operations, where the local currency is the functional currency, have been translated at year-end exchange rates, and revenues and expenses have been translated using average exchange rates prevailing during the year. Ad-justments resulting from translation are included in the Consolidated State-ments of Income and Comprehensive Income as Foreign Currency Translation Ad-justments. The financial statements of international operations, where the U.S. dollar is the functional currency, reflect certain transactions denomi-nated in the local currency that have been remeasured in U.S. dollars. The remeasurement of local currencies into U.S. dollars creates gains and losses from foreign currency transactions that are included in consolidated net in-come.

  Income Taxes. Duke Energy and its subsidiaries file a consolidated federal income tax return. Deferred income taxes have been provided for temporary dif-ferences. Temporary differences occur when events and transactions recognized for financial reporting result in taxable or tax-deductible amounts in differ-ent periods. Investment tax credits have been deferred and are being amortized over the estimated useful lives of the related properties.

  Earnings Per Common Share. Basic earnings per share is based on a simple weighted average of common shares outstanding. Dilutive earnings per share re-flects the potential dilution that could occur if securities or other agree-ments to issue common stock, such as stock options, were exercised or con-verted into common stock. The numerator for the calculation of basic and dilutive earnings per share is earnings available for common stockholders.

Denominator for Earnings per Share

                                                                 1999  1998 1997
                                                                 ----  ---- ----
                                                                  in millions
Denominator for basic earnings per share (weighted average
 shares outstanding)............................................ 365   361  360
Assumed exercise of dilutive stock options......................  (a)    1    2
                                                                 ---   ---  ---
Denominator for dilutive earnings per share..................... 365   362  362
                                                                 ===   ===  ===

--------
(a) While Duke Energy had dilutive stock options as of December 31, 1999, the amount did not round to one million.

  Extraordinary Items. In 1999, Duke Energy realized an extraordinary gain of $660 million, or $1.82 per share, relating to the sale of certain pipeline companies. See Note 2 to the Consolidated Financial Statements for additional information on the extraordinary item.

  In January 1998, TEPPCO Partners, L.P. (TEPPCO), in which a subsidiary of Duke Energy has a 2% general partner interest and a 19.1% limited partner in-terest, redeemed certain First Mortgage Notes. A non-cash extraordinary loss of $8 million, net of income tax of $5 million, was recorded related to costs of the early retirement of debt. Earnings per common share for 1998 were re-duced by $0.02 as a result of this charge.

  New Accounting Standard. In September 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. Duke Energy is re-quired to adopt this standard by January 1, 2001. SFAS No. 133 requires that all derivatives be recognized as either assets or liabilities and measured at fair value, and it defines the accounting for changes in the fair value of the derivatives depending on the intended use of the derivative. Duke Energy is currently reviewing the expected impact of SFAS No. 133 on consolidated re-sults of operations and financial position.

                            DUKE ENERGY CORPORATION

1. Summary of Significant Accounting Policies -- Continued

  Reclassifications. Certain amounts have been reclassified in the Consoli-dated Financial Statements to conform to the current presentation.

2. Business Combinations, Acquisitions and Dispositions

  Business Combinations: PanEnergy Corp (PanEnergy). On June 18, 1997, Duke Power Company (Duke Power) changed its name to Duke Energy Corporation and completed a stock-for-stock merger with PanEnergy (the merger). PanEnergy was involved in the gathering, processing, transportation and storage of natural gas; the production of natural gas liquids (NGLs); and the marketing of natural gas, electricity and other energy-related products. Pursuant to the merger agreement, Duke Energy issued 158.3 million shares of its common stock in exchange for all of the outstanding common stock of PanEnergy. Accordingly, each share of PanEnergy common stock outstanding was converted into the right to receive 1.0444 shares of Duke Energy's common stock. In addition, each outstanding option to purchase PanEnergy common stock became an option to purchase common stock of Duke Energy, adjusted accordingly. The merger was accounted for as a pooling of interests; therefore, the Consolidated Financial Statements and other financial information included in this Annual Report for periods prior to the merger include the combined historical financial results of Duke Power and PanEnergy.

  Business Acquisitions: For acquisitions accounted for using the purchase method, assets and liabilities have been consolidated as of the purchase date and earnings from the acquisitions have been included in consolidated earnings of Duke Energy subsequent to the purchase date. Assets acquired and liabili-ties assumed are recorded at their estimated fair values, and the excess of the purchase price over the estimated fair value of the net identifiable as-sets and liabilities acquired are recorded as goodwill.

  Dominion Resources' Hydroelectric, Natural Gas and Diesel Power Generation Businesses. In August 1999, Duke Energy, through its wholly owned subsidiary, Duke Energy International, LLC (Duke Energy International) reached a defini-tive agreement with Dominion Resources, Inc. (Dominion Resources) to acquire its portfolio of hydroelectric, natural gas and diesel power generation busi-nesses in Argentina, Belize, Bolivia and Peru for approximately $405 million. In October 1999, Duke Energy International completed the purchase of the busi-nesses in Belize and Peru from Dominion Resources, as well as acquired addi-tional ownership interests in the Peru business (Egenor) from two other par-ties for $152 million in cash and certain other ownership interests in South America. The purchase increased Duke Energy International's ownership in Egenor from approximately 30% to 90%. The completion of the purchases in Ar-gentina and Bolivia are subject to receiving appropriate governmental consents and approvals and are expected to close by mid-2000.

  Assets and liabilities of the Belize and Peru businesses have been recorded at preliminary fair values along with goodwill of $74 million which is being amortized on a straight-line basis over 35 to 40 years. The final purchase price allocation and estimated life of goodwill are subject to adjustment when additional information concerning asset and liability valuations is finalized and the evaluation of certain pre-acquisition contingent liabilities has been completed.

  Companhia de Geracao de Energia Eletrica Paranapanema (Paranapanema). In Au-gust 1999, Duke Energy International entered a series of transactions to com-plete a $761 million purchase of a controlling voting interest and an approxi-mate 44% economic interest in Paranapanema, an electric generating company in Brazil. Assets and liabilities have been recorded at preliminary fair values along with goodwill of $134 million which is being amortized on a straight-line basis over 40 years. The final purchase price allocation and estimated life of goodwill are subject to adjustment when additional information con-cerning asset and liability valuations is finalized and the evaluation of cer-tain pre-acquisition contingent liabilities has been completed.

  In January 2000, Duke Energy completed a tender offer to the minority share-holders of Paranapanema and successfully acquired an additional 51% economic interest in the company for approximately $280 million. This

                            DUKE ENERGY CORPORATION

2. Business Combinations, Acquisitions and Dispositions -- Continued

increased Duke Energy's economic ownership from approximately 44% to approxi-mately 95%. See Note 19 to the Consolidated Financial Statements.

  Union Pacific Resources' Gathering, Processing and Marketing Operations. On March 31, 1999, Duke Energy through its wholly owned subsidiary, Duke Energy Field Services, Inc., completed the $1.35 billion acquisition of the natural gas gathering, processing, fractionation and NGL pipeline business from Union Pacific Resources (UPR), as well as UPR's NGL marketing activities (collec-tively, "the UPR acquisition"). Goodwill of $135 million has been recorded and is being amortized on a straight-line basis over 15 to 20 years. The final purchase price allocation and estimated life of goodwill are subject to ad-justment pending additional information concerning asset and liability valua-tions and the evaluation of certain pre-acquisition contingent liabilities.

Dispositions: PEPL Companies and Trunkline LNG. On March 29, 1999, wholly owned subsidiaries of Duke Energy sold Panhandle Eastern Pipe Line Company (PEPL), Trunkline Gas Company and additional storage related to those systems (collectively, the PEPL Companies), which substantially comprised the Midwest Pipelines, along with Trunkline LNG Company (Trunkline LNG) to CMS Energy Corporation (CMS). The sales price of $2.2 billion involved cash proceeds of $1.9 billion and CMS' assumption of existing PEPL debt of approximately $300 million. The sale resulted in an extraordinary gain of $660 million, net of income tax of $404 million, and an increase in earnings per basic share of $1.82. Under the terms of the agreement with CMS, Duke Energy retained certain assets and liabilities, such as the Houston office building, certain environmental, legal and tax liabilities, and substantially all intercompany balances. Management believes that the retention of these items will not have a material adverse effect on consolidated results of operations or financial position.

Combined Operating Results of the PEPL Companies and Trunkline LNG for the Period from January 1, 1999 through March 28, 1999 (a)

                                                                     In millions
Operating Revenues..................................................    $126
Operating Expenses..................................................      57
Other Income, Net...................................................       4
                                                                        ----
 Earnings Before Interest and Taxes.................................    $ 73
                                                                        ====

--------
(a) Excludes intercompany building rental revenue, allocated corporate ex-penses, building depreciation and certain other costs retained by Duke Energy.

  The pro forma results of operations for acquisitions and dispositions do not materially differ from reported results.

3. Business Segments

  Duke Energy is an integrated energy and energy services provider with the ability to offer physical delivery and management of both electricity and nat-ural gas throughout the U.S. and abroad. Duke Energy provides these and other services through seven business segments:

  . Electric Operations
  . Natural Gas Transmission
  . Field Services
  . Trading and Marketing
  . Global Asset Development
  . Other Energy Services
  . Real Estate Operations

                            DUKE ENERGY CORPORATION

3. Business Segments -- Continuted

  Electric Operations generates, transmits, distributes and sells electric en-ergy in central and western North Carolina and the western portion of South Carolina (doing business as Duke Power or Nantahala Power and Light). These electric operations are subject to the rules and regulations of the FERC, the North Carolina Utilities Commission (NCUC) and the Public Service Commission of South Carolina (PSCSC).

  Natural Gas Transmission provides interstate transportation and storage of natural gas for customers primarily in the Mid-Atlantic and New England states. Until the sale of the Midwest Pipelines on March 29, 1999, Natural Gas Transmission also provided interstate transportation and storage services in the midwest states. See further discussion of the sale of the Midwest Pipe-lines in Note 2 to the Consolidated Financial Statements. The interstate natu-ral gas transmission and storage operations are subject to the rules and regu-lations of the FERC.

  Field Services gathers, processes, transports and markets natural gas and produces, transports and markets NGLs. Field Services operates gathering sys-tems in western Canada and ten contiguous states that serve major gas-produc-ing regions in the Rocky Mountain, Permian Basin, Mid-Continent and onshore and offshore Gulf Coast areas.

  Trading and Marketing markets natural gas, electricity and other energy-re-lated products across North America. Duke Energy owns a 60% interest in Trad-ing and Marketing's energy trading operations, with Mobil Corporation owning a 40% minority interest. This segment also includes certain other trading activ-ities and limited hydrocarbon exploration and production activities that are wholly owned by Duke Energy.

  Global Asset Development develops, owns and operates energy-related facili-ties worldwide. Global Asset Development conducts its operations primarily through Duke Energy North America, LLC (Duke Energy North America) and Duke Energy International.

  Other Energy Services provides engineering, consulting, construction and in-tegrated energy solutions worldwide, primarily through Duke Engineering & Services, Inc., Duke/Fluor Daniel and DukeSolutions, Inc.

  Real Estate Operations conducts its business through Crescent Resources, Inc., which develops high quality commercial and residential real estate pro-jects and manages land holdings in the southeastern U.S.

  Duke Energy's reportable segments are strategic business units that offer different products and services and are each managed separately. The account-ing policies for the segments are the same as those described in Note 1 to the Consolidated Financial Statements. Management evaluates segment performance based on earnings before interest and taxes (EBIT) after deducting minority interests. EBIT presented in the accompanying table includes intersegment sales accounted for at prices representative of unaffiliated party transac-tions. Segment assets are provided as additional information in the accompany-ing table and are net of intercompany advances, intercompany notes receivable and investments in subsidiaries.

  Other Operations primarily includes communication services, water services and certain unallocated corporate items.

                            DUKE ENERGY CORPORATION

3. Business Segments -- Continuted

Business Segment Data

                                                                     Depreciation Capital and
                         Unaffiliated Intersegment  Total                and       Investment  Segment
                           Revenues     Revenues   Revenues   EBIT   Amortization Expenditures Assets
                         ------------ ------------ --------  ------  ------------ ------------ -------
                                                         In millions
Year Ended December 31,
 1999
Electric Operations.....   $ 4,700      $    --    $ 4,700   $  856      $542        $  759    $13,133
Natural Gas
 Transmission...........     1,100          106      1,206      627       126           261      3,897
Field Services..........     2,883          707      3,590      144       131         1,630      3,565
Trading and Marketing...    11,334          459     11,793       70        12           104      4,060
Global Asset
 Development............       612          165        777      181       104         2,703      6,673
Other Energy Services...       886          103        989      (94)       14            94        612
Real Estate Operations..       233           --        233      176         9           368        983
Other Operations........        (6)          44         38       (9)       30            17      1,298
Eliminations and
 Minority Interests.....        --       (1,584)    (1,584)      92        --            --       (812)
                           -------      -------    -------   ------      ----        ------    -------
  Total Consolidated....   $21,742      $    --    $21,742   $2,043      $968        $5,936    $33,409
                           =======      =======    =======   ======      ====        ======    =======
Year Ended December 31,
 1998
Electric Operations.....   $ 4,626      $    --    $ 4,626   $1,513      $522        $  586    $12,953
Natural Gas
 Transmission...........     1,426          102      1,528      702       215           290      4,996
Field Services..........     2,094          545      2,639       76        80           304      1,893
Trading and Marketing...     8,614          171      8,785       81        11             8      3,233
Global Asset
 Development............       237           82        319       64        31         1,027      2,061
Other Energy Services...       436           85        521       10        12            41        376
Real Estate Operations..       181           --        181      142         6           217        724
Other Operations........        (4)          26         22        2        32            27        968
Eliminations and
 Minority Interests.....        --       (1,011)    (1,011)      57        --            --       (398)
                           -------      -------    -------   ------      ----        ------    -------
  Total Consolidated....   $17,610      $    --    $17,610   $2,647      $909        $2,500    $26,806
                           =======      =======    =======   ======      ====        ======    =======
Year Ended December 31,
 1997
Electric Operations.....   $ 4,401      $    --    $ 4,401   $1,282      $498        $  743    $12,958
Natural Gas
 Transmission...........     1,468          104      1,572      624       229           247      5,059
Field Services..........     2,481          574      3,055      157        71           157      1,855
Trading and Marketing...     7,411           78      7,489       23         7            18      1,857
Global Asset
 Development............       109           14        123        4         9           348        988
Other Energy Services...       343           33        376       18         6            47        223
Real Estate Operations..       124           --        124       98         4           223        594
Other Operations........       (28)          --        (28)    (120)       17           245        941
Eliminations and
 Minority Interests.....        --         (803)      (803)      22        --            --       (446)
                           -------      -------    -------   ------      ----        ------    -------
  Total Consolidated....   $16,309      $    --    $16,309   $2,108      $841        $2,028    $24,029
                           =======      =======    =======   ======      ====        ======    =======

  In 1999, foreign operations consisted of 10% of consolidated revenues and 15% of consolidated long-lived assets, primarily in Canada and Latin America. Foreign operations were not material for 1998 and 1997.

                            DUKE ENERGY CORPORATION

4. Regulatory Matters

  Electric Operations. The NCUC and the PSCSC approve rates for retail elec-tric sales within their respective states. The FERC approves Electric Opera-tions' rates for electric sales to wholesale customers. Electric sales to the other joint owners of the Catawba Nuclear Station, which represent a majority of Electric Operations' electric wholesale revenues, are set through contrac-tual agreements.

  In 1997, in conjunction with its merger with PanEnergy, Duke Energy agreed to cap the base electric rates for retail customers at existing levels through 2000, with very limited exceptions. Duke Energy also agreed to freeze rates, except for the market-based rates, for transmission and wholesale electric sales. In addition, Duke Energy agreed to a cap on the rates charged to the other joint owners of Catawba Nuclear Station under the interconnection agree-ments and on the reimbursement of certain costs related to administration and general expenses and general plant costs under operation and fuel agreements. Management believes that these agreements will not have a material adverse ef-fect on consolidated results of operations or financial position.

  Fuel costs are reviewed semiannually in the wholesale jurisdiction and annu-ally in the South Carolina retail jurisdiction, with provisions for reviewing such costs in base rates. In the North Carolina retail jurisdiction, a review of fuel costs in rates is required annually and during general rate case pro-ceedings. All jurisdictions allow Duke Energy to adjust electric rates for past over- or under-recovery of fuel costs. Therefore, the difference between actual fuel costs incurred for electric operations and fuel costs recovered through rates is reflected in revenues. The stipulation agreements related to the merger do not apply to the fuel cost adjustments.

  Certain of Electric Operations' electric wholesale customers, excluding the other Catawba Nuclear Station joint owners, initiated proceedings in 1995 be-fore the FERC concerning rate-related matters. Duke Energy and nine of its eleven wholesale customers entered into a settlement in July 1996 which re-duced the customers' electric rates by approximately 9%. These contracts will be in effect through 2001, subject to annual renewals thereafter. Both of the customers that did not enter into the settlement signed agreements and began purchasing electricity from other suppliers in 1997. Management believes that these agreements will not have a material adverse impact on consolidated re-sults of operations or financial position.

  In December 1997, Duke Energy filed applications with the FERC, NCUC and PSCSC for authority to combine Nantahala Power and Light (a wholly owned sub-sidiary) and Duke Power. Duke Energy received the necessary approvals in June, April and February 1998, respectively. Nantahala Power and Light began opera-tions as a division of Duke Power effective August 3, 1998.

  On December 20, 1999, the FERC issued Order 2000, which encourages transmis-sion owners to voluntarily join Regional Transmission Organizations (RTOs) to increase access to the nation's power grid. All public utilities that own, op-erate, or control interstate electric transmission are required to file with the FERC by October 15, 2000. This filing must describe the company's proposal to join an RTO, including a description of efforts to participate, reasons for not participating, plans for further work towards participation and/or any ob-stacles in participation. All RTOs are to be operational by December 15, 2001.

  Natural Gas Transmission. Duke Energy's interstate natural gas pipelines primarily provide transportation and storage services pursuant to FERC Order
636. Order 636 allows pipelines to recover eligible costs resulting from im-plementation of the order (transition costs). In 1994, the FERC approved Texas Eastern Transmission Corporation's (TETCO) settlement resolving regulatory is-sues related primarily to Order 636 transition costs and a number of other is-sues related to services prior to Order 636. Under the 1994 settlement, TETCO's liability for transition costs was estimated based on the amount of producers' natural gas reserves and other factors. In 1998, TETCO favorably resolved all remaining gas purchase contracts, recognizing $39 million of in-come ($24 million after tax). In addition, the FERC approved a settlement filed by TETCO, which accelerates recovery of natural

                            DUKE ENERGY CORPORATION

4. Regulatory Matters -- Continued

gas transition costs. The 1998 settlement is not expected to have a material adverse effect on the consolidated results of operations or financial posi-tion.

  Global Asset Development. Three California electric generating plants, Moss Landing, South Bay and Oakland, sell electricity under the terms of Reliabil-ity Must Run Agreements with the California Independent System Operator, which purchases electricity at FERC regulated rates. Moss Landing and Oakland have entered into settlement agreements with respect to the rates to be paid to them by the Independent System Operator. Those settlements were approved by the FERC in January 2000. South Bay has not reached a final agreement with re-spect to its electric rates and, therefore, its rates are subject to partial refund or surcharge. Management believes that the final resolution of this matter will not have a material adverse effect on consolidated results of op-erations or financial position.

5. Joint Ownership of Generating Facilities

Joint Ownership of Catawba Nuclear Station

                                                                       Ownership
Owner                                                                  Interest
-----                                                                  ---------
North Carolina Municipal Power Agency Number 1 (NCMPA)................    37.5%
North Carolina Electric Membership Corporation (NCEMC)................  28.125%
Duke Energy Corporation...............................................    12.5%
Piedmont Municipal Power Agency (PMPA)................................    12.5%
Saluda River Electric Cooperative, Inc. (Saluda River)................   9.375%
                                                                        ------
                                                                           100%
                                                                        ======

  As of December 31, 1999, $523 million of Property, Plant and Equipment and $243 million of accumulated depreciation and amortization represented Duke Energy's investment in Catawba Nuclear Station Units 1 and 2. Duke Energy's share of operating costs is included in the Consolidated Statements of Income and Comprehensive Income.

  Duke Energy entered into contractual interconnection agreements with the other joint owners of Catawba Nuclear Station to purchase declining percent-ages of the generating capacity and energy from the station. These purchased power agreements became effective in 1985 and 1986. The purchased power agree-ments were established for fifteen years for NCMPA and PMPA and ten years for NCEMC and Saluda River.

  The portion of purchased capacity subject to levelization not recovered in rates was deferred. Duke Energy is recovering the accumulated balance, includ-ing returns on the deferred balance, over a period expected to end in 2004. Jurisdictional levelizations are intended to recover total costs, including deferred returns, and are subject to adjustments, including final true-ups. The current levelized approved revenues are approximately $186 million.

  For the years ended December 31, 1999, 1998 and 1997, purchased capacity and energy costs from the other joint owners was approximately $62 million, $88 million and $120 million, respectively. These amounts, after adjustments for the costs of capacity purchased not reflected in current rates, are included in the Consolidated Statements of Income and Comprehensive Income as Net In-terchange and Purchased Power. As of December 31, 1999 and 1998, $643 million and $747 million, respectively, associated with the cost of capacity purchased but not reflected in current rates have been accumulated in the Consolidated Balance Sheets as Purchased Capacity Costs and Current Portion of Purchased Capacity Costs.

  The interconnection agreements also provide for supplemental power sales by Duke Energy to the other joint owners of Catawba Nuclear Station to satisfy their capacity and energy needs beyond the capacity and energy which they re-tain from the station or potentially acquire in the form of other resources. The agreements

                            DUKE ENERGY CORPORATION

5. Joint Ownership of Generating Facilities -- Continued

further provide the other joint owners the ability to secure such supplemental requirements outside of these contractual agreements following an appropriate notice period. NCEMC, Saluda River and NCMPA have given such appropriate no-tice effective January 1, 2001. PMPA will continue to receive supplemental power sales from Duke Energy through December 31, 2005. As the other joint owners retain more capacity and energy from the station, or obtain additional capacity and energy from a third party, supplemental power sales are expected to decline. Management believes this will not have a material adverse effect on consolidated results of operations or financial position.

6. Income Taxes

Income Tax Expense

                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
                                                             in millions
Current income taxes
  Federal............................................... $  526  $  673  $  433
  State.................................................    138     138     100
                                                         ------  ------  ------
    Total current income taxes..........................    664     811     533
                                                         ------  ------  ------
Deferred income taxes, net
  Federal...............................................   (127)    (15)    112
  State.................................................    (65)     (4)      9
                                                         ------  ------  ------
    Total deferred income taxes, net....................   (192)    (19)    121
                                                         ------  ------  ------
Investment tax credit amortization......................    (19)    (15)    (15)
                                                         ------  ------  ------
Total income tax expense................................ $  453  $  777  $  639
                                                         ======  ======  ======

Income Tax Expense Reconciliation to Statutory Rate

                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
                                                             in millions
Income tax, computed at the statutory rate of 35%....... $  455  $  713  $  565
Adjustments resulting from:
  State income tax, net of federal income tax effect....     47      90      71
  Favorable resolution of tax issues....................    (30)     --      --
  Other items, net......................................    (19)    (26)      3
                                                         ------  ------  ------
    Total income tax expense............................ $  453  $  777  $  639
                                                         ------  ------  ------
Effective tax rate......................................   34.9%   38.1%   39.6%
                                                         ======  ======  ======

                            DUKE ENERGY CORPORATION

6. Income Taxes -- Continued

Net Deferred Income Tax Liability Components

                                                               December 31,
                                                              ----------------
                                                               1999     1998
                                                              -------  -------
                                                                in millions
Deferred credits and other liabilities....................... $   556  $   268
Alternative minimum tax credit carryforward..................      --       30
Other........................................................       8       36
                                                              -------  -------
  Total deferred income tax assets...........................     564      334
Valuation allowance..........................................     (62)     (52)
                                                              -------  -------
  Net deferred income tax assets.............................     502      282
                                                              -------  -------
Investments and other assets.................................    (245)    (207)
Property, plant and equipment................................  (2,483)  (2,405)
Regulatory assets and deferred debits........................    (427)    (542)
Regulatory asset related to restating to pre-tax basis.......    (432)    (435)
Other........................................................      --      (69)
                                                              -------  -------
  Total deferred income tax liabilities......................  (3,587)  (3,658)
                                                              -------  -------
State deferred income tax, net of federal tax effect.........    (340)    (357)
                                                              -------  -------
Net deferred income tax liability............................ $(3,425) $(3,733)
                                                              =======  =======

  The change in the net deferred income tax liability from 1998 to 1999 dif-fers from the 1999 deferred income tax expense as a result of the removal of net deferred income tax liabilities due to the sale of the PEPL Companies and Trunkline LNG.

7. Risk Management and Financial Instruments

  Commodity Derivatives. Duke Energy, primarily through Trading and Marketing, manages its exposure to risk from existing contractual commitments and pro-vides risk management services to its customers through forward contracts, futures, over-the-counter swap agreements and options (collectively, "commod-ity derivatives"). Energy commodity forward contracts involve physical deliv-ery of an energy commodity. Energy commodity futures involve the buying or selling of natural gas, electricity or other energy-related commodities at a fixed price. Over-the-counter swap agreements require Duke Energy to receive or make payments based on the difference between a specified price and the ac-tual price of the underlying commodity. Energy commodity options held to miti-gate price risk provide the right, but not the requirement, to buy or sell en-ergy-related commodities at a fixed price.

  Commodity Derivatives -- Trading. Duke Energy engages in the trading of com-modity derivatives, and therefore experiences net open positions. Duke Energy manages open positions with strict policies which limit its exposure to market risk and require daily reporting to management of potential financial expo-sure. These policies include statistical risk tolerance limits using histori-cal price movements to calculate a daily earnings at risk measurement. The weighted-average life of Duke Energy's commodity risk portfolio was approxi-mately 20 months at December 31, 1999.

Net Gains Recognized from Trading Commodity Derivatives

                                                                 1999 1998 1997
                                                                 ---- ---- ----
                                                                  in millions
Natural gas..................................................... $83  $114 $34
Electricity.....................................................  41    14  (a)

--------
(a)  Not material.

                            DUKE ENERGY CORPORATION

7. Risk Management and Financial Instruments -- Continued

Absolute Notional Contract Quantity of Commodity Derivatives Held for Trading Purposes

                                                                  December 31,
                                                                 ---------------
                                                                  1999    1998
                                                                 ------- -------
Natural gas, in billion cubic feet..............................  36,285  11,149
Electricity, in gigawatt hours.................................. 469,371 112,867

Fair Values of Commodity Derivatives -- Trading

                                                  1999               1998
                                           ------------------ ------------------
                                           Assets Liabilities Assets Liabilities
                                           ------ ----------- ------ -----------
                                                        in millions
Fair value at December 31
  Natural gas............................. $2,966   $2,855    $1,275   $1,179
  Electricity.............................  1,302    1,271       578      570
Average fair values for the year
  Natural gas.............................  2,401    2,269       805      757
  Electricity.............................    962      900       420      416

  Commodity Derivatives -- Non-Trading. At December 31, 1999 and 1998, Duke Energy held or issued several commodity derivatives, primarily in the form of swaps, that reduce exposure to market price fluctuations for certain power and NGL production facilities. At December 31, 1999, these commodity derivatives extended for periods up to ten years. The gains, losses and costs related to non-trading commodity derivatives that qualify as a hedge are not recognized until the underlying physical transaction closes. At December 31, 1999 and 1998, Duke Energy had unrealized net gains (losses) of $(120) million and $10 million, respectively, related to non-trading commodity derivatives. The de-termination of unrealized net gains (losses) requires judgement in interpret-ing market data and developing estimates of fair value. Accordingly, the unrealized net gains (losses) as of December 31, 1999 and 1998 are not neces-sarily indicative of the amounts Duke Energy could have realized in the cur-rent market.

Absolute Notional Contract Quantity of Commodity Derivatives Held for Non-Trading Purposes

                                                                    1999   1998
                                                                   ------ ------
Natural gas, in billion cubic feet................................    592    218
Electricity, in gigawatt hours.................................... 45,877 10,618
Power capacity, in megawatt months................................ 25,950     --
Oil, in thousands of barrels...................................... 32,764  4,875

  Interest Rate Derivatives. Duke Energy periodically enters into financial derivative instruments including, but not limited to, swaps, options and trea-sury rate agreements to manage and mitigate interest rate risk exposure re-lated to borrowings. The notional amounts shown in the following table serve solely as a basis for the calculation of payment streams to be exchanged. These notional amounts are not a measure of the company's exposure through its use of derivatives. Fair values shown in the following table represent esti-mated amounts that Duke Energy would have received if the swaps had been set-tled at current market rates on the respective dates.

Interest Rate Derivatives

                                                 December 31,
                               -------------------------------------------------
                                         1999                     1998
                               ------------------------ ------------------------
                               Notional Fair  Contracts Notional Fair  Contracts
                               Amounts  Value  Expire   Amounts  Value  Expire
                               -------- ----- --------- -------- ----- ---------
                                              dollars in millions
Interest rate swaps...........   $600    $ 2    2000      $300    $ 8  1999-2000

                            DUKE ENERGY CORPORATION

7. Risk Management and Financial Instruments -- Continued

  Deferred gains on settled interest rate derivatives were not material in 1999 or 1998. Unrealized gains and losses and exposure to changes in market condition were not material at December 31, 1999 and 1998. As a result of the interest rate swap contracts which swap fixed rate obligations to effective floating rates, interest expense for the relative notional amount on the Con-solidated Statements of Income and Comprehensive Income is recognized at the weighted average London interbank offered rate (LIBOR) for the year plus the applicable margins.

Weighted Average Rates for Interest Rate Swaps

                                                               For the Years
                                                               Ended December
                                                                    31,
                                                               ----------------
                                                               1999  1998  1997
                                                               ----  ----  ----
8% Series B Swap.............................................. 5.36% 5.69% 5.78%
7.5% Series B Swap............................................ 6.42% 6.74% 6.83%
Commercial paper fixed rate swaps............................. 4.95%   --    --

  Foreign Currency Derivatives. Trading and Marketing enters into foreign cur-rency swap agreements to manage foreign currency risks associated with energy contracts denominated in foreign currencies. As of December 31, 1999, the agreements had a notional contract amount of approximately $762 million, be-ginning in the year 2000 and extending to the year 2005, and had a weighted average fixed exchange rate of 1.470 Canadian dollars to U.S. dollars. As of December 31, 1998, the agreements had a notional contract amount of approxi-mately $120 million, beginning in the year 2000 and extending to the year 2005, and had a weighted average fixed exchange rate of 1.472 Canadian dollars to U.S. dollars. The fair value of foreign currency swap agreements was not material at December 31, 1999 or 1998.

  In anticipation of the tender offer for Paranapanema (see Note 19 to the Consolidated Financial Statements), Duke Energy entered into foreign currency forward contracts to obtain Brazilian reais. As of December 31, 1999, the for-ward contracts had a notional amount of $280 million at an average exchange rate of 1.8496 Brazilian reais to U.S. dollars which approximated fair value.

  Market and Credit Risk. New York Mercantile Exchange (Exchange) traded futures and option contracts are guaranteed by the Exchange and have nominal credit risk. On all other transactions previously described, Duke Energy is exposed to credit risk in the event of nonperformance by the counterparties. For each counterparty, Duke Energy analyzes its financial condition prior to entering into an agreement, establishes credit limits and monitors the appro-priateness of these limits on an ongoing basis. The change in market value of exchange-traded futures and options contracts requires daily cash settlement in margin accounts with brokers. Swap contracts and most other over-the-counter instruments are generally settled at the expiration of the contract term and may be subject to margin requirements with the counterparty.

  Financial Instruments. The fair value of financial instruments is summarized in the following table. Judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates determined as of December 31, 1999 and 1998 are not necessarily indicative of the amounts Duke Energy could have realized in current market exchanges. The majority of the estimated fair value amounts were obtained from independent parties.

                            DUKE ENERGY CORPORATION

7. Risk Management and Financial Instruments -- Continued

Financial Instruments

                                           1999                   1998
                                  ---------------------- ----------------------
                                             Approximate            Approximate
                                  Book Value Fair Value  Book Value Fair Value
                                  ---------- ----------- ---------- -----------
                                                   in millions
Long-term debt (a)...............   $9,165     $8,891      $6,959     $7,240
Guaranteed preferred beneficial
 interests in subordinated notes
 of Duke Energy or subsidiaries..    1,404      1,207         919        937
Preferred stock (a)..............      313        303         333        346

--------
(a)  Includes current maturities.

  The fair value of cash and cash equivalents, notes receivable, notes payable and commercial paper are not materially different from their carrying amounts because of the short-term nature of these instruments or because the stated rates approximate market rates.

  Guarantees made on behalf of affiliates or recourse provisions from affili-ates have no book value associated with them, and there are no fair values readily determinable since quoted market prices are not available.

8. Investment in Affiliates

  Investments in domestic and international affiliates which are not con-trolled by Duke Energy but where Duke Energy has significant influence over operations are accounted for by the equity method. These investments include undistributed earnings of $6 million and $5 million in 1999 and 1998, respec-tively. Duke Energy's share of net income from these affiliates is reflected in the Consolidated Statements of Income and Comprehensive Income as Other Op-erating Revenues.

  Natural Gas Transmission. Investments primarily include ownership interests in natural gas pipeline joint ventures which transport gas from Canada to the U.S. Investments include a 37.5% ownership interest in Maritimes & Northeast Pipeline, L.L.C.

  Field Services. Investments primarily include a 37% interest in a partner-ship which owns natural gas gathering systems in the Gulf of Mexico (Dauphin Island Gathering Partners) and a 21.1% interest in TEPPCO.

  Global Asset Development. Global Asset Development has investments in vari-ous natural gas and electric generation and transmission facilities in its targeted geographic areas. Significant investments include a 50% indirect in-terest in VMC Generating Company, a merchant electric generating company, a 36.8% indirect interest in American Ref-Fuel Company and a 25% indirect inter-est in National Methanol Company, which owns and operates a methanol and MTBE (methyl tertiary butyl ether) business in Jubail, Saudi Arabia.

  Other Energy Services. Investments include the participation in various con-struction and support activities for fossil-fueled generating plants.

  Real Estate Operations. Investments include various real estate development projects.

  Other Operations. Investments include a 20% interest in the BellSouth PCS L.P. joint venture, which provides wireless personal communication services.

                            DUKE ENERGY CORPORATION

8. Investment in Affiliates -- Continued

Investment in Affiliates

                                December 31, 1999             December 31, 1998            December 31, 1997
                          -----------------------------  ---------------------------- ----------------------------
                          Domestic International Total   Domestic International Total Domestic International Total
                          -------- ------------- ------  -------- ------------- ----- -------- ------------- -----
                                                                in millions
Natural Gas
 Transmission...........    $ 67       $ 83      $  150    $104       $ 37      $141    $ 67       $ --      $ 67
Field Services..........     439         --         439     303         --       303     160         --       160
Global Asset
 Development............     425        224         649     171        223       394     174        208       382
Other Energy Services...      51          6          57      19         23        42      16         10        26
Real Estate Operations..      11         --          11       5         --         5       2         --         2
Other Operations........      (7)        --          (7)     17         --        17      36         13        49
                            ----       ----      ------    ----       ----      ----    ----       ----      ----
 Total..................    $986       $313      $1,299    $619       $283      $902    $455       $231      $686
                            ====       ====      ======    ====       ====      ====    ====       ====      ====

Equity in Earnings of Investment

                                                           For the years ended:
                          ----------------------------------------------------------------------------------------
                               December 31, 1999             December 31, 1998             December 31, 1997
                          ----------------------------  ----------------------------  ----------------------------
                          Domestic International Total  Domestic International Total  Domestic International Total
                          -------- ------------- -----  -------- ------------- -----  -------- ------------- -----
                                                               in millions
Natural Gas
 Transmission...........    $ 16        $ 9      $ 25     $ 14        $ 3      $ 17     $  8        $--      $  8
Field Services..........      44         --        44        9         --         9       19         --        19
Global Asset
 Development............      47         10        57       50         18        68        8         21        29
Other Energy Services...      10          3        13        1         13        14        4          8        12
Real Estate Operations..       3         --         3       --         --        --       --         --        --
Other Operations........     (30)        --       (30)     (29)        --       (29)     (30)        --       (30)
                            ----        ---      ----     ----        ---      ----     ----        ---      ----
 Total..................    $ 90        $22      $112     $ 45        $34      $ 79     $  9        $29      $ 38
                            ====        ===      ====     ====        ===      ====     ====        ===      ====

Summarized Combined Financial Information of Unconsolidated Subsidiaries

                                                                December 31,
                                                            --------------------
                                                             1999   1998   1997
                                                            ------ ------ ------
                                                                in millions
Balance Sheet
  Current Assets........................................... $1,544 $  848 $  642
  Noncurrent Assets........................................  7,826  7,340  5,868
  Current Liabilities......................................  1,155  1,084    758
  Noncurrent Liabilities...................................  4,727  3,884  3,257
                                                            ------ ------ ------
    Net Assets............................................. $3,488 $3,220 $2,495
                                                            ====== ====== ======
Income Statement
  Operating Revenues....................................... $3,510 $1,667 $  905
  Operating Expenses.......................................  3,104  1,166    703
    Net Income.............................................    193    263     72

  Duke Energy had outstanding notes receivable from certain affiliates of $72 million and $80 million at December 31, 1999 and 1998, respectively.

                            DUKE ENERGY CORPORATION

9. Property, Plant and Equipment

Property, Plant and Equipment

                                                                 December 31,
                                                                ---------------
                                                                 1999    1998
                                                                ------- -------
                                                                  in millions
Electric utility
 Generation.................................................... $ 7,876 $ 7,670
 Transmission and distribution.................................   6,577   6,324
 General plant.................................................   1,166   1,127
 Nuclear fuel..................................................     741     554
 Construction work in progress.................................     343     328
                                                                ------- -------
   Total electric utility......................................  16,703  16,003
                                                                ------- -------
Natural gas transmission.......................................   4,473   6,194
Non-regulated generation.......................................   4,457     837
Gathering and processing.......................................   2,428   1,409
Construction work in progress..................................     881     469
Other property and equipment...................................   1,494   2,216
                                                                ------- -------
   Total Property, Plant and Equipment......................... $30,436 $27,128
                                                                ======= =======

Accumulated Depreciation

                                                                  December 31,
                                                                 --------------
                                                                  1999   1998
                                                                 ------ -------
                                                                  in millions
Electric utility(a)............................................. $6,950 $ 6,371
Natural gas transmission........................................  1,217   2,585
Non-regulated generation........................................    493      26
Other...........................................................    781   1,271
                                                                 ------ -------
   Total Accumulated Depreciation............................... $9,441 $10,253
                                                                 ====== =======

--------
(a) Includes amortization of nuclear fuel: 1999--$444 million; 1998--$325 mil-lion.

                            DUKE ENERGY CORPORATION

10. Debt and Credit Facilities

Long-term Debt

                                                                 December 31,
                                                                --------------
                                                      Year Due   1999    1998
                                                     ---------- ------  ------
                                                                 (in millions)
Duke Energy
First and refunding mortgage bonds:(a)
 7%.................................................    2000    $  200  $  200
 5 7/8%--6 5/8%..................................... 2001--2008    625     625
 6 3/4%--8.30%...................................... 2023--2025    661     678
 7%--8.95%.......................................... 2027--2033    165     165
 Mortgage bonds matured during 1999.................                --     425
Pollution control debt, 3.85%--7.75%................ 2012--2017    172     172
Notes:
 5.38%--9.21%....................................... 2009--2016    264      65
 6%--6.6%........................................... 2028--2038    500     300
Commercial paper, 5.84% and 5.28% weighted-average
 rate at December 31, 1999 and 1998, respectively...             1,000   1,200
Other debt..........................................                21      23
Duke Capital Corporation
Senior Notes:
 6 1/4%--7 1/2%..................................... 2004--2009  1,250     250
 6 3/4%--8%......................................... 2018--2019    650     150
Commercial paper, 5.91% and 5.73% weighted-average
 rate at December 31, 1999 and 1998, respectively...               500     500
Note payable to affiliate 5.03% and 4.68% weighted-
 average rate at December 31, 1999 and 1998,
 respectively.......................................                83      24
PanEnergy
Bonds:
 7 3/4%.............................................    2022       328     328
 8 5/8% Debentures..................................    2025       100     100
Notes:
 7%--9.9%, maturing serially........................ 2003--2006    395     395
 Notes matured during 1999..........................                --     114
TETCO
Notes:
 8%--10 3/8%........................................ 2000--2004    500     500
 Medium-term, Series A, 7.64% -- 9.07%.............. 2001--2012     51     100
Algonquin Gas Transmission Company
 9.13% Notes........................................    2003       100     100
Crescent Resources, Inc(b)
Construction and mortgage loans, 5.86%--7.26%....... 2000--2011     46      69
Revolving credit facilities, 5.98% weighted-average
 rate at December 31, 1998..........................    2001        --     100
Global Asset Development
Medium-term note, 7.25%.............................    2004       162      --
Credit facilities, 6.01% weighted-average rate at
 December 31, 1999..................................    2002       460      --
Notes:
 7.69%--18%......................................... 2000--2005    107      33
 7.8%............................................... 2004--2013    161      --
 6%--10%(c)......................................... 2013--2017    485      --
Capital leases...................................... 2009--2028    207      --
Notes matured during 1999...........................                --      78
Other debt of subsidiaries..........................                34     313
Unamortized debt discount and premium, net..........               (62)    (48)
                                                                ------  ------
Total long-term debt................................             9,165   6,959
Current maturities of long-term debt................              (482)   (687)
                                                                ------  ------
Total long-term portion.............................            $8,683  $6,272
                                                                ======  ======

--------
(a)   Substantially all of Electric Operations' electric plant was mortgaged.
(b) Substantial amounts of Crescent Resources' real estate development pro-jects, land and buildings were pledged as collateral.
(c)   Paranapanema (Brazil) debt, principal is indexed annually to inflation.

                            DUKE ENERGY CORPORATION

10. Debt and Credit Facilities -- Continued

Annual Maturities

                                                                     in millions
2000................................................................    $482
2001................................................................     306
2002................................................................     225
2003................................................................     601
2004................................................................     958

  Annual maturities exclude $1,736 million of long-term debt that matures af-ter 2004 which have call options whereby Duke Energy has the option to repay the debt early. Based on the years in which Duke Energy may first exercise their redemption options, $881 million could potentially be repaid in 2000, $328 million in 2002, $227 million in 2003, $200 million in 2004 and $100 mil-lion thereafter.

Credit Facilities

                                    December 31, 1999      December 31, 1998
                                  ---------------------- ----------------------
                                    Credit                 Credit
                                  Facilities Outstanding Facilities Outstanding
                                  ---------- ----------- ---------- -----------
                                                   in millions
364-day facilities (a)...........   $  823      $ 10       $  600      $ --
Three-year revolving facilities..      565       450           --        --
Four-year revolving facilities...      125        --          125       100
Five-year revolving facilities
 (a).............................    2,200        --        2,200        --
                                    ------      ----       ------      ----
  Total Consolidated.............   $3,713      $460       $2,925      $100
                                    ======      ====       ======      ====

--------
(a)  Supported commercial paper facilities.

Notes Payable and Commercial Paper

                                                                December 31,
                                                               ----------------
                                                                1999     1998
                                                               -------  -------
                                                                 in millions
Credit facilities outstanding................................. $   460  $   100
Note payable..................................................      86        4
Commercial paper outstanding..................................   1,764    1,905
                                                               -------  -------
                                                                 2,310    2,009
Less portion classified as long-term
  Credit facilities...........................................    (460)    (100)
  Note payable................................................     (83)      --
  Commercial paper............................................  (1,500)  (1,700)
                                                               -------  -------
Portion classified as short-term.............................. $   267  $   209
                                                               =======  =======

  The weighted average interest rate on outstanding short-term notes payable and commercial paper at December 31, 1999 and 1998 was 5.72% and 5.23%, re-spectively.

                            DUKE ENERGY CORPORATION

11. Nuclear Decommissioning Costs

  Nuclear Decommissioning Costs. Estimated site-specific nuclear decommissioning costs, including the cost of decommissioning plant components not subject to radioactive contamination, total approximately $1.9 billion stated in 1999 dollars based on decommissioning studies completed in 1999. This amount includes Duke Energy's 12.5% ownership in the Catawba Nuclear Sta-tion. The other joint owners of Catawba Nuclear Station are responsible for decommissioning costs related to their ownership interests in the station. Both the NCUC and the PSCSC have granted Duke Energy recovery of estimated decommissioning costs through retail rates over the expected remaining service periods of Duke Energy's nuclear stations. Such estimates presume each unit will be decommissioned as soon as possible following the end of its license life. Although subject to extension, the current operating licenses for Duke Energy's nuclear units expire as follows: Oconee 1 and 2 -- 2013, Oconee 3 --
 2014; McGuire 1 -- 2021, McGuire 2 -- 2023; and Catawba 1 -- 2024, Catawba
2 -- 2026.

  During 1999 and 1998, Duke Energy expensed approximately $57 million which was contributed to the external funds for decommissioning costs and accrued an additional $6 million to the internal reserve. Nuclear units are depreciated at an annual rate of 4.7%, of which 1.61% is for decommissioning. The balance of the external funds as of December 31, 1999 and 1998 was $703 million and $580 million, respectively. The balance of the internal reserve as of December 31, 1999 and 1998 was $223 million and $217 million, respectively, and is re-flected in the Consolidated Balance Sheets as Accumulated Depreciation and Am-ortization. Management believes that the decommissioning costs being recovered through rates, when coupled with assumed after-tax fund earnings of 5.5% to 5.9%, are currently sufficient to provide for the cost of decommissioning.

  A provision in the Energy Policy Act of 1992 established a fund for the de-contamination and decommissioning of the Department of Energy's (DOE) uranium enrichment plants. Licensees are subject to an annual assessment for 15 years based on their pro rata share of past enrichment services. The annual assess-ment is recorded in the Consolidated Statements of Income and Comprehensive Income as Fuel Used in Electric Generation. Duke Energy paid $10 million dur-ing 1999 and has paid $75 million cumulatively related to its ownership inter-ests in nuclear plants. The remaining liability and regulatory assets of $70 million and $79 million at December 31, 1999 and 1998, respectively, are re-flected in the Consolidated Balance Sheets as Deferred Credits and Other Lia-bilities, and Regulatory Assets and Deferred Debits, respectively.

  Spent Nuclear Fuel. Under provisions of the Nuclear Waste Policy Act of 1982, Duke Energy has entered into contracts with the DOE for the disposal of spent nuclear fuel. The DOE failed to begin accepting the spent nuclear fuel on January 31, 1998, the date provided by the Nuclear Waste Policy Act and by Duke Energy's contract with the DOE. On June 8, 1998, Duke Energy filed with the United States Court of Federal Claims a claim against the DOE for damages in excess of $1 billion arising out of the DOE's failure to begin accepting commercial spent nuclear fuel by January 31, 1998. Damages claimed in the suit are intended to recover costs that Duke Energy is incurring and will continue to incur as a result of the DOE's partial material breach of its contract with Duke Energy, including costs associated with securing additional spent fuel storage capacity. Duke Energy will continue to safely manage its spent nuclear fuel until the DOE accepts it. Payments made to the DOE for disposal costs are based on nuclear output and are included in the Consolidated Statements of In-come and Comprehensive Income as Fuel Used in Electric Generation.

12. Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy or Subsidiaries

  Duke Energy and Duke Capital Corporation (Duke Capital) have each formed business trusts for which they own all the respective common securities. The trusts issue and sell preferred securities and invest the gross proceeds in assets of the trusts. Substantially all the assets of each trust are junior subordinated notes issued by the respective company.

                            DUKE ENERGY CORPORATION

12. Guaranteed Preferred Beneficial Interests in Subordinated Notes of Duke Energy or Subsidiaries -- Continued

  Trust Preferred Securities

                                       December 31,
                                       ---------------
   Issued                       Rate    1999    1998   Junior Subordinated Notes
   ------                       -----  -------  ------ -------------------------
                                        in millions
   Duke Energy
     1997......................   7.2% $   350  $ 350  7.2% Series A due 2037
     1999......................   7.2%     250     --  7.2% Series B due 2039
   Duke Capital
     1998...................... 7 3/8%     250    250  7 3/8% Series A due 2038
     1998...................... 7 3/8%     350    350  7 3/8% Series B due 2038
     1999...................... 8 3/8%     250     --  8 3/8% Series C due 2029
   Unamortized debt discount...            (46)   (31)
                                       -------  -----
                                       $ 1,404  $ 919
                                       =======  =====

  These trust preferred securities represent preferred undivided beneficial interests in the assets of the respective trusts. Payment of distributions on these preferred securities is guaranteed by the respective company, but only to the extent the trusts have funds legally and immediately available to make such distributions. Dividends of $87 million, $44 million and $15 million re-lated to the trust preferred securities have been included in the Consolidated Statements of Income and Comprehensive Income as Minority Interests for the years ended December 31, 1999, 1998 and 1997, respectively.

13. Preferred and Preference Stock

  Authorized Shares of Stock as of December 31, 1999 and 1998

                                                           Par Value   Shares
                                                           --------- -----------
                                                                     in millions
   Preferred Stock........................................   $100       12.5
   Preferred Stock A......................................   $ 25       10.0
   Preference Stock.......................................   $100        1.5

  As of December 31, 1999 and 1998, there were no shares of preference stock outstanding.

  Preferred Stock with Sinking Fund Requirements

                                                                 December 31,
                                          Shares Outstanding  -------------------
         Rate/Series         Year Issued at December 31, 1999   1999      1998
         -----------         ----------- -------------------- --------- ---------
                                                              dollars in millions
   6.10% C (Preferred Stock
    A).....................     1992           800,000        $      20 $      20
   6.20% D (Preferred Stock
    A).....................     1992           800,000               20        20
   6.20% T.................     1992           130,000               13        13
   6.30% U.................     1992           130,000               13        13
   6.40% V.................     1992           130,000               13        13
   6.75% X.................     1993           250,000               25        25
   5.95% B (Preferred Stock
    A) (a).................     1992                --               --        20
                                                              --------- ---------
     Total.................                                   $     104 $     124
                                                              ========= =========

--------
(a)   Preferred stock series redeemed in September 1999.

                            DUKE ENERGY CORPORATION

13. Preferred and Preference Stock -- Continued

  The annual sinking fund requirements for 2000 through 2004 are $33 million, $33 million, $13 million, $2 million and $2 million, respectively. Some addi-tional redemptions are permitted at Duke Energy's option.

Preferred Stock without Sinking Fund Requirements

                                                               December 31,
                                        Shares Outstanding  -------------------
       Rate/Series         Year Issued at December 31, 1999   1999      1998
       -----------         ----------- -------------------- --------- ---------
                                                            dollars in millions
4.50% C...................    1964            175,000       $      18 $      18
7.85% S...................    1992            300,000              30        30
7.00% W...................    1993            249,989              25        25
7.04% Y...................    1993            299,995              30        30
6.375% (Preferred Stock
 A).......................    1993          1,257,185              31        31
Auction Series A..........    1990            750,000              75        75
                                                            --------- ---------
  Total...................                                  $     209 $     209
                                                            ========= =========

  The call provisions for the outstanding preferred stock specify various re-demption prices not exceeding 104% of par value, plus accumulated dividends to the redemption date.

  During February 1998, Duke Energy purchased approximately two million shares of its preferred stock for $180 million. During December 1997, Duke Energy re-deemed approximately three million shares of preferred stock for $203 million. The premiums related to these redemptions were included in the Consolidated Statements of Income and Comprehensive Income as Dividends and Premiums on Re-demptions of Preferred and Preference Stock for 1997.

14. Commitments and Contingencies

  Nuclear Insurance. Duke Energy owns and operates the McGuire and Oconee Nu-clear Stations with two and three nuclear reactors, respectively, and operates and has a partial ownership interest in the Catawba Nuclear Station with two nuclear reactors. Nuclear insurance coverage is maintained in three program areas: liability coverage; property, decontamination and decommissioning cov-erage; and business interruption and/or extra expense coverage. Certain ex-penses associated with nuclear insurance premiums paid by Duke Energy are re-imbursed by the other joint owners of the Catawba Nuclear Station.

  Pursuant to the Price-Anderson Act, Duke Energy is required to insure against public liability claims resulting from nuclear incidents to the full limit of liability of approximately $9.8 billion.

  Primary Liability Insurance. The maximum required private primary liability insurance of $200 million has been purchased along with a like amount to cover certain worker tort claims.

  Excess Liability Insurance. This policy currently provides approximately $9.6 billion of coverage through the Price-Anderson Act's mandatory industry-wide excess secondary insurance program of risk pooling. The $9.6 billion of coverage is the sum of the current potential cumulative retrospective premium assessments of $88 million per licensed commercial nuclear reactor. This $9.6 billion will be increased by $88 million as each additional commercial nuclear reactor is licensed, or reduced by $88 million for certain nuclear reactors that are no longer operational and may be exempted from the risk pooling in-surance program. Under this program, licensees could be assessed retrospective premiums to compensate for damages in the event of a nuclear incident at any licensed facility in the nation. If such an incident occurs and public liabil-ity damages exceed primary insurances, licensees may be assessed up to $88 million for each of their licensed reactors, payable at a rate not

                            DUKE ENERGY CORPORATION

14. Commitments and Contingencies -- Continued

to exceed $10 million a year per licensed reactor for each incident. The $88 million amount is subject to indexing for inflation and may be subject to state premium taxes.

  Duke Energy is a member of Nuclear Electric Insurance Limited (NEIL), which provides property and business interruption insurance coverage for Duke Energy's nuclear facilities under the following three policy programs:

  Primary Property Insurance. This policy provides $500 million in primary property damage coverage for each of Duke Energy's nuclear facilities.

  Excess Property Insurance. This policy provides excess property, decontami-nation and decommissioning liability insurance in the following amounts: $2.25 billion for the Catawba Nuclear Station and $1.5 billion each for the Oconee and McGuire Nuclear Stations.

  Business Interruption Insurance. This policy provides business interruption and/or extra expense coverage resulting from an accidental outage of a nuclear unit. Each unit of the McGuire and Catawba Nuclear Stations is insured for up to approximately $4 million per week and the Oconee Nuclear Station units are insured for up to approximately $3 million per week. Coverage amounts per unit decline if more than one unit is involved in an accidental outage. Initial coverage begins after a 12-week deductible period and continues at 100% for 52 weeks and 80% for the next 110 weeks.

  If NEIL's losses ever exceed its reserves for any of the above three pro-grams, Duke Energy will be liable for assessments of up to five times its an-nual premiums. The current potential maximum assessments are as follows: Pri-mary Property Insurance -- $22 million; Excess Property Insurance -- $22 mil-lion; Business Interruption Insurance -- $20 million.

  The other joint owners of the Catawba Nuclear Station are obligated to as-sume their pro rata share of any liabilities for retrospective premiums and other premium assessments resulting from the Price-Anderson Act's excess sec-ondary insurance program of risk pooling or the NEIL policies.

  Environmental. Duke Energy is subject to international, federal, state and local regulations regarding air and water quality, hazardous and solid waste disposal and other environmental matters.

  Manufactured Gas Plants and Superfund Sites. Duke Energy was an operator of manufactured gas plants until the early 1950s and has entered into a coopera-tive effort with the State of North Carolina and other owners of certain for-mer manufactured gas plant sites to investigate and, where necessary, remedi-ate these contaminated sites. The State of South Carolina has expressed inter-est in entering into a similar arrangement. Duke Energy is considered by regu-lators to be a potentially responsible party and may be subject to future lia-bility at seven federal Superfund sites and two state Superfund sites. While the cost of remediation of the remaining sites may be substantial, Duke Energy will share in any liability associated with remediation of contamination at such sites with other potentially responsible parties. Management believes that resolution of these matters will not have a material adverse effect on consolidated results of operations or financial position.

  PCB (Polychlorinated Biphenyl) Assessment and Clean-up Programs. In June 1999, the Environmental Protection Agency (EPA) certified that TETCO, a wholly owned subsidiary of Duke Energy, had completed clean up of PCB contaminated sites under conditions stipulated by a U.S. Consent Decree in 1989. TETCO is required to continue groundwater monitoring on a number of sites for at least the next two years. The estimated cost of such monitoring is not material.

                            DUKE ENERGY CORPORATION

14. Commitments and Contingencies -- Continued

  Under terms of the agreement with CMS discussed in Note 2 to the Consoli-dated Financial Statements, Duke Energy is obligated to complete clean-up of previously identified contamination at certain agreed-upon sites on the PEPL and Trunkline systems. These clean-up programs are expected to continue until 2001. The contamination resulted from the past use of lubricants containing PCBs and the prior use of wastewater collection facilities and other on-site disposal areas. Soil and sediment testing, to date, has detected no signifi-cant off-site contamination. Duke Energy has communicated with the EPA and ap-propriate state regulatory agencies on these matters.

  At December 31, 1999 and 1998, remaining estimated clean-up costs on the TETCO, PEPL and Trunkline systems have been accrued and are included in the Consolidated Balance Sheets as Other Current Liabilities and Environmental Clean-up Liabilities. These cost estimates represent gross clean-up costs ex-pected to be incurred, have not been discounted or reduced by customer recov-eries and generally do not include fines, penalties or third-party claims. Costs expected to be recovered from customers have been deferred and are in-cluded in the Consolidated Balance Sheets as of December 31, 1999 and 1998, as Environmental Clean-up Costs.

  The federal and state clean-up programs are not expected to interrupt or di-minish Duke Energy's ability to deliver natural gas to customers. Based on Duke Energy's experience to date and costs incurred for clean-up operations, management believes the resolution of matters relating to the environmental issues discussed above will not have a material adverse effect on consolidated results of operations or financial position.

  Injury and Damages Claims. Duke Energy has experienced numerous claims re-lating to damages for personal injury alleged to have arisen from the exposure to or use of asbestos in connection with construction and maintenance activi-ties performed by Duke Energy on its electric generation plants during the 1960s and 1970s. During 1999, Duke Energy experienced a significant increase in the number of these claims. This increase, coupled with its cumulative ex-perience in claims received, prompted Duke Energy to conduct a comprehensive review which was completed in late 1999 and to record an $800 million accrual, which is included in Other Deferred Credits and Other Liabilities in the Con-solidated Financial Statements, to reflect the purchase of a third party in-surance policy as well as estimated amounts for future claims not recoverable under such policy. The insurance policy, combined with amounts covered by self-insurance reserves, provides for claims paid up to an aggregate of $1.6 billion. Duke Energy currently believes the estimated claims relating to this exposure will not exceed such amount. While Duke Energy is uncertain as to the timing of when claims will be received, portions of the estimated claims may not be received and paid for 30 or more years. Amounts reserved for injury and damages claims were not material in 1998 and 1997.

  While Duke Energy has recorded an accrual related to this estimated liabili-ty, such estimates cannot be made with certainty. Factors, such as the fre-quency and magnitude of claims, could result in changes in the estimates of the injury and damages liability and insurance recoveries. Such changes could result in, over time, a difference from the amount currently reflected in the financial statements. However, due to Duke Energy's insurance program related to this liability, management believes that any changes in the estimates would not have a material adverse affect on consolidated results of operations or financial position.

  Litigation. Duke Energy and its subsidiaries are involved in legal, tax and regulatory proceedings before various courts, regulatory commissions and gov-ernmental agencies regarding performance, contracts and other matters arising in the ordinary course of business, some of which involve substantial amounts. Where appropriate, Duke Energy has made accruals in accordance with SFAS No. 5, "Accounting for Contingencies," to provide for such matters. Management be-lieves that the final disposition of these proceedings will not have a mate-rial adverse effect on consolidated results of operations or financial posi-tion.

                            DUKE ENERGY CORPORATION

14. Commitments and Contingencies -- Continued

  Other Commitments and Contingencies. Periodically, Duke Energy may become involved in contractual disputes with natural gas transmission customers in-volving potential or threatened abrogation of contracts by the customers. If the customers are successful, Duke Energy may not receive the full value of anticipated benefits under the contracts.

  In the normal course of business, certain of Duke Energy's subsidiaries and affiliates enter into various contracts for energy services that contain cer-tain schedule and performance requirements. Certain subsidiaries of Duke En-ergy had guaranteed performance under some of these contracts in the amount of approximately $2.5 billion and $1.2 billion as of December 31, 1999 and 1998, respectively. In addition, certain subsidiaries of Duke Energy have guaranteed debt agreements of affiliates and have provided surety bonds and letters of credit, all of which totaled approximately $853 million and $492 million as of December 31, 1999 and 1998, respectively. The increase in the amount of these obligations is due to the increased construction activities at Duke Energy North America and Duke/Fluor Daniel. Management monitors and approves these obligations and believes it is unlikely that Duke Energy would be required to perform or otherwise incur any material losses associated with the above obli-gations.

  Management believes that these commitments and contingencies will not have a material adverse effect on consolidated results of operations or financial po-sition.

  Leases. Duke Energy utilizes assets under operating leases in several areas of operations. Consolidated rental expense amounted to $87 million, $80 mil-lion and $92 million in 1999, 1998 and 1997, respectively. Future minimum rental payments under Duke Energy's various operating leases for the years 2000 through 2004 are $79 million, $68 million, $58 million, $50 million and $45 million, respectively.

15. Common Stock

  At Duke Energy's annual meeting of shareholders held on April 15, 1999, shareholders approved an amendment to the Articles of Incorporation to in-crease the authorized common stock from 500 million to 1 billion shares.

  In 1996, the Board of Directors authorized Duke Energy to repurchase up to $1 billion of its common stock during the period beginning February 1996 and ending February 2001. No repurchases of common stock were made in 1999, 1998 or 1997, and none are anticipated in the future.

16. Stock-Based Compensation

  Under Duke Energy's 1998 Stock Incentive Plan, stock options for up to fif-teen million shares of common stock may be granted to key employees. Under the plan, the exercise price of each option granted equals the market price of Duke Energy's common stock on the date of grant. Vesting periods range from one to five years with a maximum exercise term of ten years.

  Effective with Duke Energy's merger with PanEnergy Corp, each share of PanEnergy common stock, outstanding immediately prior to the merger, was con-verted into the right to receive 1.0444 shares of Duke Energy common stock. Each option to purchase PanEnergy common stock, outstanding prior to the merg-er, was assumed by Duke Energy and became exercisable upon the same terms as under the applicable PanEnergy stock option plan and option agreement, except that these options became options to purchase shares of Duke Energy common stock, appropriately adjusted.

                            DUKE ENERGY CORPORATION

16. Stock-Based Compensation -- Continued

  Stock Option Activity

                                                                     Weighted
                                                                     Average
                                                       Options    Exercise Price
                                                     ------------ --------------
                                                     in thousands
   Outstanding at December 31, 1996.................    3,274          $20
     Granted........................................      388           44
     Exercised......................................     (873)          19
     Forfeited......................................      (60)          27
                                                        -----
   Outstanding at December 31, 1997.................    2,729           24
     Granted........................................    3,548           57
     Exercised......................................     (948)          21
     Forfeited......................................     (868)          57
                                                        -----
   Outstanding at December 31, 1998.................    4,461           45
     Granted........................................    5,154           54
     Exercised......................................     (428)          23
     Forfeited......................................     (375)          57
                                                        -----
   Outstanding at December 31, 1999.................    8,812           51
                                                        =====

Stock Options at December 31, 1999

                         Outstanding                       Exercisable
             ---------------------------------------  ------------------------
                              Weighted     Weighted                  Weighted
 Range of                     Average      Average                   Average
 Exercise                    Remaining     Exercise                  Exercise
  Prices        Number      Life (Years)    Price        Number       Price
 --------    ------------   ------------   --------   ------------   --------
             in thousands                             in thousands
$10 to $14         36           1.4          $12            36         $12
$15 to $20        728           4.0           19           728          19
$21 to $25        153           4.2           23           153          23
$26 to $31        157           6.1           27           157          27
$42 to $50      2,992           9.8           49           124          44
$51 to $59      4,443           8.6           58           582          57
$60 to $67        303           9.0           65            13          67
                -----                                    -----
  Total         8,812                                    1,793          34
                =====                                    =====

  Duke Energy had 1.5 million and 2.4 million options exercisable at December 31, 1998 and 1997, with weighted average exercise prices of $22 and $21 per option, respectively.

  The weighted-average fair value of options granted was $10, $9 and $10 per option during 1999, 1998 and 1997, respectively. The fair value of each option grant was estimated on the date of grant using the Black-Scholes option-pric-ing model.

  Weighted-Average Assumptions for Option-Pricing

                                                       1999     1998     1997
                                                      -------  -------  -------
   Stock dividend yield..............................     4.1%     4.2%     3.5%
   Expected stock price volatility...................    18.8%    15.1%    20.7%
   Risk-free interest rates..........................     5.9%     5.6%     6.5%
   Expected option lives............................. 7 years  7 years  7 years

                            DUKE ENERGY CORPORATION

16. Stock-Based Compensation -- Continued

  Had compensation expense for stock-based compensation been determined based on the fair value at the grant dates, 1999 net income would have been $1,498 million, or $4.06 per basic share; 1998 net income would have been $1,250 mil-lion, or $3.40 per basic share; and 1997 net income would have been $971 mil-lion, or $2.50 per basic share.

  Duke Energy has the 1996 Stock Incentive Plan (the 1996 Plan) under which two million shares of common stock were reserved for awards to employees. Re-stricted stock grants made under the 1996 Plan vest over a period ranging be-tween one and five years. Duke Energy awarded 65,850 restricted shares (fair value at grant dates of approximately $4 million) in 1999 and 3,000 restricted shares in 1998. Compensation expense for the grants is charged to earnings over the restriction period and was not material in 1999, 1998 or 1997.

  In addition, Duke Energy granted Performance Awards under the 1998 Long-Term Incentive Plan (the 1998 Plan), under which fifteen million shares of common stock have been reserved for employee awards. Grants under the 1998 Plan vest over periods ranging between one and seven years. Duke Energy awarded 493,200 shares (fair value at grant dates of $26 million) in 1999. Compensation ex-pense for the stock grants is charged to earnings over the vesting period, and amounted to $3 million in 1999.

17. Employee Benefit Plans

  Retirement Plans. Duke Energy and its subsidiaries maintain a non-contribu-tory defined benefit retirement plan covering most employees with minimum service requirements using a cash balance formula. Under a cash balance formu-la, a plan participant accumulates a retirement benefit based upon a percent-age, which may vary with age and years of service, of current eligible earn-ings and current interest credits.

  On December 31, 1998, all defined benefit retirement plans maintained by Duke Energy and its subsidiaries, except for the PanEnergy retirement plan, were merged to form the Duke Energy Retirement Cash Balance Plan (Duke Energy
Plan). The plan merger changed the benefit for certain participants, from a formula based primarily on benefit accrual service and highest average earn-ings, to a cash balance formula.

  Through December 31, 1998, the PanEnergy retirement plan provided retirement benefits (i) for eligible employees of certain subsidiaries that are generally based on an employee's years of benefit accrual service and highest average eligible earnings, and (ii) for eligible employees of certain other subsidiar-ies under a cash balance formula. In 1998, a significant amount of lump sum payouts was made from the PanEnergy plan resulting in a settlement gain of $10 million. Effective January 1, 1999, the benefit formula under the PanEnergy plan, for all eligible employees, was changed to a cash balance formula.

  In connection with the 1999 sale of the Midwest Pipelines to CMS, benefit accruals under the PanEnergy plan were frozen on December 31, 1998 for all participants who, as a result of the sale, became employees of CMS and its subsidiaries. Once the transfer of the benefit obligation and related assets of the affected participants to CMS was completed, the PanEnergy plan was merged into the Duke Energy Plan.

  Duke Energy's policy is to fund amounts, as necessary, on an actuarial basis to provide assets sufficient to meet benefits to be paid to plan participants. On December 30, 1997, assets and related liabilities of $236 million and $204 million, respectively, for certain PanEnergy plan participants were trans-ferred to the Duke Power plan. As a result of this transfer, no contributions to the Duke Energy plan were necessary in 1999 or 1998.

                            DUKE ENERGY CORPORATION

17. Employee Benefit Plans -- Continued

  Components of Net Periodic Pension Costs

                                                         For the Years Ended
                                                             December 31,
                                                         ----------------------
                                                          1999    1998    1997
                                                         ------  ------  ------
                                                             in millions
   Service cost benefit earned during the year.......... $   72  $   63  $   62
   Interest cost on projected benefit obligation........    165     169     164
   Expected return on plan assets.......................   (224)   (218)   (209)
   Amortization of prior service cost...................     (3)     (4)     (5)
   Amortization of net transition asset.................     (4)     (4)     (4)
   Recognized net actuarial loss........................     12      10      17
   Settlement gain......................................     --     (10)     --
                                                         ------  ------  ------
   Net periodic pension costs........................... $   18  $    6  $   25
                                                         ======  ======  ======

  Reconciliation of Funded Status to Pre-funded Pension Costs

                                                                 December 31,
                                                                 --------------
                                                                  1999    1998
                                                                 ------  ------
                                                                  in millions
   Change in Benefit Obligation
   Benefit obligation at beginning of year...................... $2,540  $2,372
   Service cost.................................................     72      63
   Interest cost................................................    165     169
   Plan amendment...............................................     --       5
   Actuarial (gain) loss........................................    (41)    141
   Transfer to CMS..............................................    (85)     --
   Benefits paid................................................   (205)   (210)
                                                                 ------  ------
   Benefit obligation at end of year............................ $2,446  $2,540
                                                                 ======  ======
   Change in Plan Assets
   Fair value of plan assets at beginning of year (a)........... $2,922  $2,725
   Actual return on plan assets.................................    491     406
   Employer contributions.......................................     (2)      1
   Transfer to CMS..............................................    (85)     --
   Benefits paid................................................   (205)   (210)
                                                                 ------  ------
   Fair value of plan assets at end of year (a)................. $3,121  $2,922
                                                                 ======  ======
   Funded status................................................ $  675  $  382
   Unrecognized net experience (gain) loss......................   (315)      2
   Unrecognized prior service cost reduction....................    (24)    (27)
   Unrecognized net transition asset............................    (21)    (25)
                                                                 ------  ------
   Pre-funded pension costs..................................... $  315  $  332
                                                                 ======  ======

  --------
  (a)   Principally equity and fixed income securities.

                            DUKE ENERGY CORPORATION

17. Employee Benefit Plans -- Continued

  Assumptions Used for Pension Benefits Accounting (a)

                                                                  1999 1998 1997
                                                                  ---- ---- ----
                                                                     Percent
   Discount rate................................................. 7.50 6.75 7.25
   Salary increase............................................... 4.50 4.67 4.15
   Expected long-term rate of return on plan assets.............. 9.25 9.25 9.25

  --------
  (a)   Reflects weighted averages across all plans.

  Duke Energy also sponsors employee savings plans which cover substantially all employees. Employer matching contributions of $68 million, $53 million and $53 million were expensed in 1999, 1998 and 1997, respectively.

  Other Postretirement Benefits. Duke Energy and most of its subsidiaries pro-vide certain health care and life insurance benefits for retired employees on a contributory and non-contributory basis. Employees become eligible for these benefits if they have met certain age and service requirements at retirement, as defined in the plans. Under plan amendments effective late 1998 and early 1999, health care benefits for future retirees were changed to limit employer contributions and medical coverage.

  Such benefit costs are accrued over the active service period of employees to the date of full eligibility for the benefits. The net unrecognized transi-tion obligation, resulting from the implementation of accrual accounting, is being amortized over approximately 20 years.

  Components of Net Periodic Postretirement Benefit Costs

                                                        For the Years Ended
                                                            December 31,
                                                        ----------------------
                                                         1999    1998    1997
                                                        ------  ------  ------
                                                            in millions
   Service cost benefit earned during the year......... $    7  $   10  $   10
   Interest cost on accumulated postretirement benefit
    obligation.........................................     40      43      46
   Expected return on plan assets......................    (21)    (18)    (19)
   Amortization of prior service cost..................      1       7       6
   Amortization of net transition obligation...........     18      16      16
   Recognized net actuarial (gain) loss................     (1)      1      (1)
                                                        ------  ------  ------
   Net periodic postretirement benefit costs........... $   44  $   59  $   58
                                                        ======  ======  ======

                            DUKE ENERGY CORPORATION

17. Employee Benefit Plans -- Continued

  Reconciliation of Funded Status to Accrued Postretirement Benefit Costs

                                                                December 31,
                                                                --------------
                                                                 1999    1998
                                                                ------  ------
                                                                 in millions
   Change in Benefit Obligation
   Accumulated postretirement benefit obligation at beginning of year.................................................... $  625  $  667
   Service cost................................................      7      10
   Interest cost...............................................     40      43
   Plan participants' contributions............................      7       6
   Amendments..................................................     --     (49)
   Actuarial gain..............................................    (68)     (6)
   Benefits paid...............................................    (49)    (46)
                                                                ------  ------
   Accumulated postretirement benefit obligation at end of
    year....................................................... $  562  $  625
                                                                ------  ------
   Change in Plan Assets
   Fair value of plan assets at beginning of year (a).......... $  305  $  266
   Actual return on plan assets................................     41      34
   Employer contributions......................................     23      45
   Plan participants' contributions............................      7       6
   Benefits paid...............................................    (49)    (46)
                                                                ------  ------
   Fair market value of plan assets at end of year (a)......... $  327  $  305
                                                                ------  ------
   Funded status............................................... $ (235) $ (320)
   Unrecognized prior service cost.............................      8       9
   Unrecognized net experience gain............................   (110)    (23)
   Unrecognized transition obligation..........................    229     239
                                                                ------  ------
   Accrued postretirement benefit costs........................ $ (108) $  (95)
                                                                ======  ======

  --------
  (a)   Principally equity and fixed income securities.

  Assumptions Used for Postretirement Benefits Accounting (a)

                                                               1999  1998  1997
                                                               ----- ----- -----
                                                                    percent
   Discount rate..............................................  7.50  6.75  7.25
   Salary increase............................................  4.50  4.67  4.33
   Expected long-term rate of return on 401(h) assets.........  9.25  9.25  9.25
   Expected long-term rate of return on RLR assets............  6.75  6.75  6.75
   Expected long-term rate of return on VEBA assets...........  9.25  9.25  9.25
   Assumed tax rate (b)....................................... 39.60 39.60 39.60

  --------
  (a)   Reflects weighted averages across all plans.
  (b)   Health care portion of postretirement benefits in VEBA trusts.

  For measurement purposes, a 5.0% weighted average rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 4.75% for 2005 and remain at that level thereafter. Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.

                            DUKE ENERGY CORPORATION

17. Employee Benefit Plans -- Continued

Sensitivity to Changes in Assumed Health Care Cost Trend Rates

                                                  1-Percentage-  1-Percentage-
                                                  Point Increase Point Decrease
                                                  -------------- --------------
                                                           in millions
Effect on total of service and interest cost
 components......................................      $ 3            $ (2)
Effect on postretirement benefit obligation......       34             (24)

18. Quarterly Financial Data (Unaudited)

                                       First  Second   Third  Fourth
                                      Quarter Quarter Quarter Quarter   Total
                                      ------- ------- ------- -------  -------
                                        In millions, except per share data
1999
Operating revenues................... $4,160  $4,691  $6,694  $6,197   $21,742
Operating income.....................    627     531     884    (247)    1,795
EBIT.................................    683     568     908    (116)    2,043
Income before extraordinary item.....    307     288     441    (189)      847
Net income...........................    967     288     441    (189)    1,507
Earnings per share (before
 extraordinary item)
  Basic.............................. $ 0.83  $ 0.77  $ 1.20  $(0.53)  $  2.26
  Dilutive........................... $ 0.83  $ 0.77  $ 1.19  $(0.53)  $  2.25
Earnings per share
  Basic.............................. $ 2.65  $ 0.77  $ 1.20  $(0.53)  $  4.08
  Dilutive........................... $ 2.64  $ 0.77  $ 1.19  $(0.53)  $  4.07
1998
Operating revenues................... $4,115  $4,014  $5,298  $4,183   $17,610
Operating income.....................    608     549     826     450     2,433
EBIT.................................    678     582     871     516     2,647
Income before Extraordinary item.....    328     279     429     224     1,260
Net income...........................    320     279     429     224     1,252
Earnings per share before
 Extraordinary item)
  Basic.............................. $ 0.89  $ 0.76  $ 1.18  $ 0.60   $  3.43
  Dilutive........................... $ 0.89  $ 0.76  $ 1.17  $ 0.60   $  3.42
Earnings per share
  Basic.............................. $ 0.87  $ 0.76  $ 1.18  $ 0.60   $  3.41
  Dilutive........................... $ 0.87  $ 0.76  $ 1.17  $ 0.60   $  3.40

19. Subsequent Events

  On December 16, 1999, Duke Energy announced that it had signed definitive agreements to combine Duke Energy's gas gathering and processing businesses with Phillips Petroleum's Gas Processing and Marketing unit to form a new mid-stream company. Under the terms of the agreements, the new company will seek to arrange approximately $2.6 billion of debt financing and, upon closing of the transaction, will make a one-time cash distribution of $1.2 billion to both Duke Energy and Phillips Petroleum. At closing, Duke Energy will own about 70% of the new company and Phillips Petroleum will own about 30%. The new company would then offer approximately 20% of its equity to the public in 2000 to reduce the debt resulting from the transaction. Such an offering is conditional upon completion of the transaction and favorable market condi-tions.

  On January 4, 2000, Duke Energy announced that it had entered into a defini-tive agreement to purchase, for $386 million, 100% of the stock of El Paso En-ergy Corporation's wholly owned subsidiary, East Tennessee

                            DUKE ENERGY CORPORATION

19. Subsequent Events -- Continued

Natural Gas Company, a 1,100-mile pipeline that crosses Duke Energy's TETCO pipeline and serves the southeastern region of the U.S.

  Both transactions are subject to regulatory approval and are expected to close in the first quarter of 2000.

  In January 2000, Duke Energy completed a tender offer to the minority share-holders of Paranapanema and successfully acquired an additional 51% economic interest in the company for approximately $280 million. This increases Duke Energy's economic ownership from approximately 44% to approximately 95%.

                         Independent Auditors' Report


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF DUKE ENERGY CORPORATION


     We have audited the consolidated balance sheets of Duke Energy Corporation and subsidiaries (Duke Energy) as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, common stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of Duke Energy's management. Our responsibility is to express an opinion on the financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Duke Energy as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.


/s/ DELOITTE & TOUCHE LLP
Deloitte & Touche LLP
Charlotte, North Carolina
February 11, 2000